UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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LENNOX INTERNATIONAL INC.

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Dear Fellow Shareholders,

The 2022 Annual Meeting of Shareholders (the “Annual Meeting”) of Lennox International Inc. (“Lennox,” the “Company,” “us,” “we,” and “our”) will be held on Thursday, May 19, 2022, beginning at 10:30 a.m. CDT. Our Proxy Statement for the meeting was filed with the Securities and Exchange Commission on April 7, 2022 and is available under www.lennoxinternational.com and www.proxydocs.com/LII.

We are providing this supplemental information to ask for your support at the Annual Meeting for Proposal 2, which asks shareholders to approve on an advisory basis the compensation for our named executive officers (“NEOs”). In deciding how to vote on Proposal 2, we encourage you to carefully read the relevant portions of our Proxy Statement and consider the supplemental information below. We recommend that shareholders vote FOR Proposal 2.

From the start of Say-on-Pay voting in 2011, Lennox has received strong shareholder support for our Say-on-Pay proposals, including a “For” recommendation from Institutional Shareholder Services Inc. (“ISS”) every year until this year. Significantly, since 2015, our average shareholder support for the Say-on-Pay proposal has been 96%.

As announced on March 23, 2022 and noted in our Proxy Statement, Lennox appointed Alok Maskara as our new Chief Executive Officer, effective on May 9, 2022. He succeeded Todd Bluedorn, who served as CEO for 15 years. In connection with the CEO transition, the Company’s Board of Directors approved a one-time special retention award for our NEOs (excluding Mr. Bluedorn) whose average tenure is 17 years. The Company believes this was critical to ensure the continuity of our senior executive team during the search for and transition to the new CEO.

Glass Lewis has recommended that shareholders vote “For” the Company’s Say-on-Pay proposal. However, ISS has recommended that shareholders vote “Against” our Say-on-Pay proposal, focusing on the one-time retention actions taken by the Company in the context of our recent CEO transition. Following is our response to ISS’s concerns regarding our one-time retention awards:

Rationale for the Awards. When the CEO transition was first announced in July 2021, the Company recognized the importance of retaining its long-tenured and successful NEOs. The Company and its shareholders have greatly benefitted from their performance. Each of the NEOs leads a large business segment or a key staff function. Retention of the NEOs is particularly important during our CEO transition.

Doug Young’s Award. Douglas L. Young, the President of our residential business segment since October 2006, communicated that he was seriously considering retiring in mid-2022. Our residential business segment accounted for 66% of the Company’s annual revenues and 77% of segment profit in 2021. As the leader of the Company’s biggest and most profitable business, it was essential to retain Mr. Young during the CEO transition. The size of his one-time retention award is commensurate with his role and importance to the Company’s continued success.

Lack of Performance Vesting Criteria. A significant portion of our NEOs’ compensation is “at-risk,” subject to the Company’s performance. On average, NEO annual variable compensation exceeds 70% of total compensation. As explained above, the one-time retention grants were primarily focused on retaining our NEOs during the CEO transition. Given the existing compensation mix and our NEO retention goals, the one-time grants were made in the form of time-based Restricted Stock Units, or in the case of Mr. Young a time-based cash grant.

Two-Year Vesting Period. While the RSU portion of our annual long-term incentive award program provides a three-year vesting period, these one-time retention awards have a two-year vesting period to better mitigate near-term risk that our NEOs would elect to retire or pursue other employment opportunities. A two-year vesting period enables the Company to maintain our high-performing senior leadership team for the new CEO and continue to protect the interests of our shareholders.

Lennox has a proven track record of aligning pay with performance, and our compensation program is well structured when considered it its entirety. Prior to this instance, Lennox has never granted special retention awards to its NEOs and has no present intention of doing so in the future. The one-time retention awards at issue were critical to help the Company’s continued success under our new CEO. Our Board is committed to ensuring our executive compensation programs are designed to align our executives’ interests with those of our shareholders and drive achievement of long-term goals that are important to Lennox and its shareholders. We believe the historical level of support for our Say-on-Pay proposals confirms our responsiveness to our shareholders and their trust in the Compensation and Human Resources Committee to appropriately design and implement our executive compensation programs.

For the reasons discussed above, we recommend you vote FOR Proposal 2 to approve, on an advisory basis, our NEO compensation.

Thank you for your consideration of our recommendation. You can find additional discussion of our executive compensation programs on pages 33-49 of the 2022 Proxy Statement. We appreciate our ongoing dialogue with you and look forward to continued engagement.

Sincerely,

John D. Torres Corporate Secretary

Richardson, Texas

May 10, 2022